Exhibit 99.1

Global Power Equipment Group Inc.

to Merge Wholly-Owned Subsidiaries

TULSA, Oklahoma, June 15, 2004 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today announced that the Company intends to merge the operations of its wholly owned subsidiaries Consolidated Fabricators, Inc. (“CFI”) and Braden Manufacturing, L.L.C. (“Braden”) during the current fiscal year and expects to incur restructuring costs associated with that event in the range of approximately $2.0 million to $3.0 million. This planned consolidation is a continuation of the Company’s effort to maximize profitability by shifting manufacturing capacity to even lower-cost sources, which entails the closure of domestic manufacturing capacity previously dedicated for the United States market. The expected restructuring costs will not have a material impact on the cash position of the Company.

Commenting on the planned merger of CFI and Braden, Larry Edwards, chairman, president and chief executive officer of Global Power Equipment Group Inc. stated, “We believe the steps we are taking should enhance our operations and help us serve our customers better, particularly for the increasing number of projects that are located outside of the United States. Our decision to further shift capacity abroad will help us meet our customer’s delivery schedules for the components produced at the facilities we intend to close and will help us further reduce our manufacturing costs.”

About Global Power

Oklahoma based Global Power Equipment Group Inc. (NYSE: GEG) is a leading designer, engineer and fabricator of a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents and believes, in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance and repair. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected. Information concerning some of the factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ending December 27, 2003, and other reports on file with the U.S. Securities and Exchange Commission.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398